Exhibit 99.1

CONTACT:
Gar Jackson
Director of Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR REPORTS 21 PERCENT INCREASE IN
SECOND QUARTER NET INCOME, EARNINGS PER SHARE
INCREASE 27 PERCENT
     ANAHEIM, CA/August 11, 2005 -— Pacific Sunwear of California, Inc. (NASDAQ:PSUN) today reported that net income for the second quarter of fiscal 2005 increased 21 percent to $21.1 million, compared to $17.5 million for the second quarter of fiscal 2004. Total sales for the second quarter (13 weeks) ended July 30, 2005 were $309.1 million, an increase of 14 percent over total sales of $272.2 million for the second quarter (13 weeks) ended July 31, 2004. Earnings per diluted share increased 27 percent to $0.28 compared to $0.22 per diluted share for the second quarter of fiscal 2004. Same-store sales increased 3.2 percent for the comparable thirteen-week period ended July 30, 2005.
     “I am very pleased with our record second quarter results,” commented Seth Johnson, Chief Executive Officer. “Our 21 percent increase in net income reflects an improving sales trend and an increase in operating margin. I believe we are well positioned to achieve strong results for the balance of 2005.”
     The Company’s second quarter results include a correction to the Company’s accounting for its PacBucks promotional program. In prior years, the full cost of promotional coupons issued in July was charged in the August redemption period. In 2005, the Company has recognized a portion of the revenue reduction in July, and 2004 has been restated to reflect this correction. The accounting correction has reduced 2004 second quarter earnings per share by 2.4 cents. The impact of PacBucks on earnings per share for the second quarter of 2005 was 2.7 cents. In the absence of the PacBucks impact, 2005 second quarter earnings per share would have been $0.30 per diluted share. Third quarter earnings per share in each year will increase by the same amounts, with total year earnings unaffected. A more detailed description of this accounting correction is described later in this release.
     Net income for the first half of fiscal 2005 increased 19 percent to $38.7 million, compared to $32.4 million for the first half of fiscal 2004. Earnings per diluted share increased 24 percent to $0.51 compared to $0.41 per diluted share for the first half of fiscal 2004. Total sales for the first half (twenty-six weeks) of fiscal 2005 were $589.0 million, an increase of 14 percent over total sales of $517.7 million for the first half (twenty-six weeks) of fiscal 2004. Same-store sales increased 3.1 percent for the comparable twenty-six week period ended July 30, 2005.
Corrections to PacBucks Accounting
     Customers earn PacBucks by purchasing a specified dollar amount of merchandise during an issuance period. PacBucks can then be redeemed as a discount on a future sales transaction during a specified period (typically within two to four weeks), in conjunction with the purchase of an additional specified amount of merchandise.
3450 East Miraloma Avenue, Anaheim, CA 92806 (714) 414-4000

     The Company has historically issued PacBucks at three separate times during the year (spring, back-to-school, and holiday). The issuance and redemption periods relating to PacBucks are typically contained within a given quarterly reporting period. As a result, the Company has historically recorded the full impact of actual PacBuck redemptions as a reduction to net sales in the quarter redeemed. The Company has determined that this accounting is correct for two of the three issuance periods. However, for the back to school quarter, PacBucks issued in the month of July (second quarter) are redeemed in August (third quarter). This results in a reduction in sales and net income for the second quarter of 2004 with a corresponding increase in net sales and income for the third quarter of 2004. There will be no impact on annual earnings in fiscal 2004.
     The impact of PacBucks on the Company’s consolidated statements of income for the second quarter of fiscal 2005 resulted in a reduction of net sales of approximately $3.2 million, net income of approximately $2.0 million, and earnings per share of approximately 2.7 cents. Results in the third quarter of 2005 will be increased by the same amounts.
     The impact of the corrections on the Company’s consolidated statements of income for the second quarter of fiscal 2004 resulted in a reduction of net sales of approximately $3.0 million, net income of approximately $1.9 million, and earnings per share of 2.4 cents.
     The impact of the corrections on the Company’s consolidated statements of income for the third quarter of fiscal 2004 resulted in equally offsetting increases to net sales of approximately $3.0 million, net income of approximately $1.9 million, and earnings per share of 2.4 cents. There is no net impact to full year fiscal 2004 net sales, net income or earnings per share as a result of these corrections.
     The impact of the corrections on the Company’s consolidated balance sheet at July 31, 2004 resulted in an increase in current liabilities of approximately $1.9 million with a corresponding decrease in retained earnings. Total cash flows from operations for the first half of fiscal 2004 are unaffected by this correction.
     The Company will file the corrections to its fiscal 2004 interim financial statements in its quarterly reports on Form 10-Q for the quarter ended July 30, 2005 and a contemporaneous Form 10-Q/A for the quarter ended October 30, 2004.
Stock Repurchase Program
     During the second fiscal quarter of 2005, the Company purchased a total of 907,500 shares of its common stock at an average price of $22.01. These purchases completed a previously authorized $125.0 million stock repurchase program and commenced repurchases under a new $100.0 million repurchase authorization approved by the Company’s board of directors on May 12, 2005, leaving $95.5 million available for future repurchases.
3450 East Miraloma Avenue, Anaheim, CA 92806 (714) 414-4000

Non-GAAP Financial Measures
     This release makes a non-GAAP reference to the Company’s $0.30 per share 2005 second quarter net earnings number and related net sales and net income amounts prior to the 2005 impact of PacBucks. The Company believes that use of these financial measures allows management and investors to evaluate and compare the Company’s operating results in a more consistent manner. A reconciliation of these measures is included in the accompanying financial schedules.
About Pacific Sunwear of California, Inc.
     The Company, operating under two distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of July 30, 2005, the Company operated 780 PacSun stores, 91 PacSun Outlet stores and 183 d.e.m.o. stores for a total of 1,054 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com and merchandise carried at d.e.m.o. stores can be found at www.demostores.com.
     The Company will be hosting a conference call today at 1:30 p.m. Pacific Time. A telephonic replay of the conference call will be available beginning approximately two hours following the call for 72 hours and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 8351006. For those unable to listen to the live Web broadcast on the Company’s investor relations website www.pacsun.com, or utilize the call-in replay, an archived version will be available on the Company’s investor relations Web site through midnight, August 11, 2006.
Pacific Sunwear Safe Harbor
This press release may contain “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including the statement that the Company intends that such forward-looking statements be subject to the safe harbors created thereby. The Company is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in forward-looking statements of the Company herein. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance (often, but not always through the use of words or phrases such as “will result,” “expects to,” “will continue,” “anticipates,” “plans,” “intends,” “estimated,” “projects” and “outlook”) are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. All forward-looking statements included in this press release, including the statement that the Company believes it is well positioned to achieve strong results for the balance of 2005 are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Such uncertainties include, among others, the following factors; changes in consumer demands and preferences, higher than estimated costs of goods sold or selling, general and administrative costs, competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; fluctuations in comparable store net sales results; expansion and management of growth; reliance on key personnel; dependence on single distribution facility; economic impact of terrorist attacks or war/threat of war; reliance on foreign sources of production; credit facility financial covenants and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended January 29, 2005 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
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3450 East Miraloma Avenue, Anaheim, CA 92806 (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENT OF INCOME
(unaudited)
(in $ thousands, except share and per share data)

	Second Quarter Ended		First Half Ended
	JUL. 30, 2005	JUL. 31, 2004	JUL. 30, 2005	JUL. 31, 2004
Net sales	$309,064	$272,164	$589,049	$517,665
Gross margin	110,357	94,639	207,707	180,844
Selling, G&A expenses	77,592	66,865	147,714	129,457

Operating income	32,765	27,774	59,993	51,387
Interest income, net	1,180	316	2,265	773

Income before taxes	33,945	28,090	62,258	52,160
Income tax expense	12,833	10,623	23,539	19,724

Net income	$21,112	$17,467	$38,719	$32,436

Net income per share, basic	$0.28	$0.23	$0.51	$0.42

Net income per share, diluted	$0.28	$0.22	$0.51	$0.41

Wtd avg shares outstanding, basic	75,125,782	76,322,161	75,209,185	77,239,966

Wtd avg shares outstanding, diluted	76,118,501	77,911,595	76,338,599	79,035,717

Reconciliation of non-GAAP disclosures:
Net sales, as reported	$309,064	$272,164	$589,049	$517,665
Add back PacBucks impact	3,247	2,975	3,247	2,975

Non-GAAP net sales as disclosed	$312,311	$275,139	$592,296	$520,640

Net income, as reported	$21,112	$17,467	$38,719	$32,436
Add back PacBucks impact	2,019	1,850	2,019	1,850

Non-GAAP net income as disclosed	$23,131	$19,317	$40,738	$34,286

Diluted EPS as reported	$0.277	$0.224	$0.507	$0.410
Add back PacBucks impact	0.027	0.024	0.026	0.023

Non-GAAP Diluted EPS as disclosed	$0.304	$0.248	$0.533	$0.433
3450 East Miraloma Avenue, Anaheim, CA 92806 (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in $ thousands)

	JUL. 30, 2005	JAN. 29, 2005	JUL. 31, 2004
ASSETS
Current assets:
Cash & cash equivalents	$92,227	$64,308	$—
Short-term investments	70,366	79,223	85,574
Inventories	242,631	175,081	213,833
Other current assets	37,146	34,206	35,115

Total current assets	442,370	352,818	334,522
Property and equipment, net	327,874	304,222	291,263
Other long-term assets	22,063	20,738	18,746

Total assets	$792,307	$677,778	$644,531

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$160,151	$87,781	$120,434
Income taxes payable	2,136	5,993	8,056
Current portion of long-term debt and capital leases	942	1,536	1,981

Total current liabilities	163,229	95,310	130,471
Deferred lease incentives	75,873	67,683	62,723
Deferred rent	27,717	26,826	25,855
Other long-term liabilities	31,078	29,925	24,603

Total liabilities	297,897	219,744	243,652
Total shareholder’s equity	494,410	458,034	400,879

Total liabilities and shareholders’ equity	$792,307	$677,778	$644,531

3450 East Miraloma Avenue, Anaheim, CA 92806 (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited)
(in $ thousands)

	FOR THE FIRST HALF ENDED
	JUL. 30, 2005	JUL. 31, 2004
Cash flows from operating activities:
Net income	$38,719	$32,436
Depreciation & amortization	31,081	24,423
Loss on disposal of property and equipment	—	2,839
Tax benefits related to exercise of stock options	5,737	2,906
Changes in operating assets and liabilities:
Inventories	(67,550)	(66,082)
Accounts payable and accrued expenses	68,882	28,887
Income taxes and deferred income taxes	(3,857)	(6,963)
Deferred lease incentives	7,809	5,727
Other assets and liabilities	(3,479)	(5,544)

Net cash provided by operating activities	77,342	18,629
Cash flows from investing activities:
Purchases of short-term investments	(468,843)	(657,279)
Maturities of short-term investments	477,700	637,940
Capital expenditures	(48,173)	(39,950)

Net cash used in investing activities	(39,316)	(59,289)
Cash flows from financing activities:
Repurchases of common stock	(19,978)	(74,931)
Proceeds from exercise of stock options	10,756	6,883
Repayments under long-term debt and capital leases	(885)	(932)
Net cash used in financing activities	(10,107)	(68,980)

Net increase/(decrease) in cash and cash equivalents	27,919	(109,640)
Cash and cash equivalents, beginning of period	64,308	109,640

Cash and cash equivalents, end of period	$92,227	$0

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	JUL. 30, 2005	JUL. 31, 2004
Stores open at beginning of fiscal year	990	877
Stores opened during first half	73	74
Stores closed during first half	(9)	(4)

Stores open at end of second quarter	1,054	947

PacSun stores	780	717
Outlet stores	91	82
d.e.m.o. stores	183	148

Total stores	1,054	947

Total square footage at end of period (in 000’s)	3,720	3,266
3450 East Miraloma Avenue, Anaheim, CA 92806 (714) 414-4000